Exhibit (s)(2)

Calculation of Filing Fee Tables

FORM N-2

(Form Type)

BLACKROCK TAXABLE MUNICIPAL BOND TRUST

(Exact Name of Registrant as Specified in its Declaration of Trust)

The maximum aggregate amount of common shares of beneficial interest being offered pursuant to the Prospectus Supplement dated May 29, 2026 (the “Prospectus Supplement”) and the accompanying Base Prospectus dated May 11, 2026 (together with the Prospectus Supplement, the “Prospectus”) is 21,000,000 common shares of beneficial interest (the “Offering”). The Prospectus, in the form filed with the Securities and Exchange Commission pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended, on May 29, 2026, is the final prospectus relating to the Offering.